EXHIBIT 3.9


                             AMENDMENT NO. 1 TO THE
                                     BY-LAWS
                                       OF
                                 FIND/SVP, INC.


                  The By-laws of Find/SVP, Inc. a New York corporation (the "By-laws"), shall be amended as follows:

      1. Article IV, Sections 2 and 3 of Find/SVP, Inc. (the "Corporation") By-laws be, and the same hereby is, amended to read as follows:

            "Section 2. CHAIRMAN OF THE BOARD. The Chairman of the Board of Directors shall preside at the meetings of the Board of Directors and of the shareholders. Except where, by law, the signature of the President is required, the Chairman shall possess the same power as the President to sign all certificates, contracts, and other instruments of the Corporation which may be authorized by the Board of Directors. He shall have such other power and perform such other duties as the Board of Directors may from time to time prescribe.

            Section 3. PRESIDENT. The President in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors and shareholders. He shall be the chief executive officer of the Corporation and have the general supervision of the officers of the Corporation. He shall sign or countersign all certificates, contracts or other instruments of the Corporation as authorized by the Board of Directors, and shall perform such other duties as are incident to his office or are properly required of him by the Board of Directors."

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            I hereby certify that the foregoing is a full, true and correct copy of Amendment No. 1 to the By-laws of Find/SVP, Inc., a New York, as in effect on the date hereof.


DATED: APRIL 11, 2003

/s/ PETER M. STONE
------------------
Peter M. Stone,
Secretary of Find/SVP, Inc.